EXHIBIT 99.1

[inTEST News Release Letterhead]

FOR IMMEDIATE RELEASE

inTEST Corporation Announces Agreement to Acquire
Thermonics, Inc., a Division of Test Enterprises, Inc.

Acquisition Will Further Diversify Company's Thermal Products Segment to Address Growth Markets

MOUNT LAUREL, NJ, December 12, 2011 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of temperature management products and semiconductor automatic test equipment (ATE) interface solutions, today announced that Temptronic Corporation, a member of inTEST Corporation's Thermal Solutions Group, has signed an agreement to acquire the assets and certain liabilities of Thermonics, Inc., a division of Test Enterprises, Inc. The acquisition is expected to close in January 2012.

Thermonics, Inc.
Established in 1976, Sunnyvale, California-based Thermonics is well established in the development of precision temperature testing systems and is a supplier of fast, accurate and reliable temperature-testing equipment. Thermonics' products provide a range of precision temperature forcing systems used throughout a number of industries, including semiconductors, to verify the performance of products at a range of temperatures. Their systems are in use worldwide, providing high productivity and test accuracy as well as maintenance saving for their customers.

inTEST Thermal Solutions Group
inTEST's Thermal Solutions Group provides customized temperature test solutions and offers the industry's largest breadth of thermal solutions available. The group combines the strengths of Temptronic Corporation, the worldwide leader in temperature forcing systems for the semiconductor and broader electronic test market, and Sigma Systems Corporation, a provider of custom chambers and thermal platforms.

In announcing the deal, James Pelrin, President of inTEST Thermal Solutions, said, "The acquisition of Thermonics further expands inTEST's customer base in both the semiconductor and non-semiconductor industries. The range of systems provided by Thermonics complement those of Temptronic Corporation, which was acquired in 2000. By bringing the Thermonics brand and products to inTEST Thermal, we will ensure that our customers receive world-class solutions." Mr. Pelrin added, "inTEST's Thermal Solutions Group continues to expand on the strength of its engineering capabilities that can address a multitude of temperature related problems in the test, manufacturing, conditioning and process control arenas."

Acquisition Further Diversifies Thermal Products Segment to Address Growth Markets
inTEST Corporation has strategically diversified its Thermal Products end market penetration to address growth markets in both the semiconductor and non-semiconductor areas, thus mitigating the inherently cyclical nature of semiconductors and enhancing the corporation's profitability. Robert E. Matthiessen, inTEST Corporation's President and Chief Executive Officer, noted, "The Thermonics acquisition further leverages the strengths of our Thermal Group, whose products offer an effective way to expand inTEST's served available market by acquiring non-semiconductor business, thus opening the Company up to diverse new growth industries that so far include Automotive, Aerospace, Industrial, and Telecommunications."

inTEST's Thermal division has been a strong contributor to the Company's overall success. Mr. Matthiessen added, "inTEST Corporation began 2011 with non-semiconductor related bookings of 18 percent for the first quarter; and the Company has systematically expanded its product offerings, with our most recent third quarter non-semiconductor related bookings increasing to 41 percent of consolidated bookings, a testament to the strength of the Company's diversification strategy. During the third quarter of 2011, nearly 60 percent of our Thermal Group's bookings came from non-semi customers, driven by requirements from manufacturers of oscillators, industrial sensors, LEDs, equipment for the nuclear process industry, and Military / Aerospace applications." Mr. Matthiessen concluded, "We see this trend continuing, and expect that non-semiconductor related products will play an even greater role in our success going forward."

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Contacts:	Investors:
inTEST Corporation	Laura Guerrant-Oiye, Principal
Hugh T. Regan, Jr.	Guerrant Associates
Treasurer and Chief Financial Officer	lguerrant@guerrantir.com
Tel: 856-505-8999	Tel: 808-882-1467

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